CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                             NEW YORK, NY 10005-2072


                                  April 2, 1998


The Chase Manhattan Bank,
  as Trustee of
Delaware Investments Unit Investment Trust,
  Series 18
Four New York Plaza
New York, New York  10004-2413

         Attn:    Mr. Thomas Porrazzo
                  vice President


              Re:    Delaware Investments Unit Investment Trust,
                            Series 18, consisting of
                        Power Five Equity Trust, Series 5
                        Power Ten Equity Trust, Series 5
                    Illinois Big Ten Equity Trust, Series 11
                    Minnesota Big Ten Equity Trust, Series 12
                    Missouri Big Ten Equity Trust, Series 11
                  Massachusetts HUB Ten Equity Trust, Series 2
                       Pacific Ten Equity Trust, Series 7
                    ----------------------------------------


Dear Sirs:

         We are acting as special counsel with respect to New York tax matters for Delaware Investments Unit Investment Trust, Series 18, which consists of Power Five Equity Trust, Series 5, Power Ten Equity Trust, Series 5, Illinois Big Ten Equity Trust, Series 11, Minnesota Big Ten Equity Trust, Series 12, Missouri Big Ten Equity Trust, Series 11, Massachusetts HUB Ten Equity Trust, Series 2 and Pacific Ten Equity Trust, Series 7 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated May 6, 1997 and a related Trust Agreement dated as of today (collectively, the "Indenture") between Delaware Investment Advisers, as Depositor (the "Depositor"), and The Chase Manhattan Bank, as Trustee (the "Trustee") and Evaluator. Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

The Chase Manhattan Bank


         We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

         Based upon the foregoing, we are of the opinion that:

            1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

            2. Under the income tax laws of the State and City of New York, the income of the Trust will be considered the income of the holders of the Units.

         We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-48281) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "Taxation" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                Very truly yours,

                                CARTER, LEDYARD & MILBURN


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